Exhibit 23.10

Consent of Independent Registered PublicAccounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 2015, with respect to the combined financial statements of SunE GLT Ironwood Solar, LLC, SunE GLT Chuckawalla Solar, LLC, SunE GLT Patton Solar, LLC, NLH1 Solar, LLC, GLT SLO Solar, LLC, GLT Comm1 Solar, LLC, GLT SC1 Solar, LLC and GLT Cloverdale Solar, LLC (Predecessor) as of December 31, 2013 and 2012 and for the years then ended included in the Registration Statement on Form S-1 and related Prospectus of Sol-Wind Renewable Power, LP for the registration of common units representing limited partnership interests.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 27, 2015